Exhibit 23.4

CONSENT OF EXPERT

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) filed with the United States Securities and Exchange Commission on April 1, 2009, pursuant to the Securities Exchange Act of 1934, as amended.

I hereby consent to the use of and reference to my name (i) as a Qualified Person for the Oyu Tolgoi Technical Report dated March 2008, under the heading “Description of the Business — Oyu Tolgoi Copper and Gold Project, Mongolia” and as a Qualified Person for the Ovoot Tolgoi Technical Report dated March 29, 2009 under the heading “Description of the Business — Ovoot Tolgoi Project”, each as set forth in the Company’s Annual Information Form for the year ended December 31, 2008, dated March 31, 2009; (ii) as the Qualified person for the Oyu Tolgoi Project in the Company’s Managements’ Discussion and Analysis of Financial Condition and Results of Operation for the years ended December 31, 2008, dated March 31, 2009, and (iii) in the 40-F, which are incorporated by reference into this registration statement and the other registration statements on Form S-8 (File Nos. 333-113048, 333-128205, 333-135595 and 333-143550) of Ivanhoe Mines Ltd.

    Sincerely,

/s/ Stephen Torr Title: Resource Manager
Company: Ivanhoe Mines Ltd.

    Date: June 30, 2009